Exhibit 99.1

PLBY Group Reports First Quarter 2024 Financial Results

Execution of Key Goals and Improved Performance Stabilizes the Business; Focus Shifts to Initiatives to Drive Profitable Growth

LOS ANGELES – May 9, 2024 (GLOBE NEWSWIRE) – PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group” or the “Company”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today announced results for the quarter ended March 31, 2024.

Operational Highlights

•Multiple new multi-year brand licensing agreements re-position China as a platform for growth
•Second consecutive quarter of growth at Honey Birdette, while expanding gross margins and profitability
•Increasing focus and attention on the Playboy brand and scaling the creator platform
•Substantial reduction in overhead enables significant narrowing of net losses and Adjusted EBITDA losses

Comments from Ben Kohn, Chief Executive Officer of PLBY Group

“Over the past several months, we have stabilized our core business as we have executed on the key goals from 2023, and we can now shift our focus to accelerating growth in our areas of strategic priority. Net loss from continuing operations narrowed 55% and adjusted EBITDA loss narrowed 74% compared to the first quarter of 2023, as costs and expenses were reduced significantly more than revenues. This progress comes even with $5.5 million less revenue from China and $3.5 million less e-commerce revenue in the first quarter of 2024, as compared to the first quarter of 2023. Our first quarter 2024 numbers also do not yet include any contribution from the largest new licensing deal we have recently signed for China, which is expected to contribute in the second quarter of 2024.”

“In China, through our joint venture we have entered into multiple new brand licensing agreements, each with shorter terms and achievable minimum guarantees designed to incentivize investment in the brand by licensees while we retain flexibility. The new agreements are highlighted by a five-year license agreement with Guandong Duhan Industrial Co., Ltd., which is required to pay minimum royalties of approximately $37 million (based on current exchange rates) over the term, as well as any excess royalties. We are now focused on identifying additional new licensees for our remaining unlicensed product categories. We are seeing positive momentum in the rest of the world from first quarter 2024 sales by our licensees and royalties reported thus far.”

“At Honey Birdette, we posted a second consecutive quarter of positive sales growth, while expanding gross margins and significantly improving profitability, both year-over-year and sequentially. Specifically, our sales grew 8% quarter-over-quarter and our gross margin expanded from 43% to 52% during the same period. With new momentum based on recent growth, we believe the time is right to actively seek a new partner or owner of the Honey Birdette business that can invest the capital necessary to expand the brand’s presence globally. A sale of all or a portion of the Honey Birdette business would allow us to focus our capital and attention on our key strategic priorities for the year: growing the Playboy brand and de-levering our balance sheet.”

“We continue to believe one of the most powerful tools we have to grow the Playboy brand is our creator platform, The Playboy Club. The scale that we have achieved to date in this business has been fully through word-of-mouth, with very little marketing investment. Now that we have built and refined the technology, we have recruited a new leadership team with the skills and experience necessary to execute our vision for the digital business—not just our creator platform, but a holistic digital content and monetization strategy across social, web, video, events and e-commerce. I look forward to introducing the team and their refined go-to-market strategy on our next earnings call.”

First Quarter 2024 Financial Highlights

Total revenue was $28.3 million versus $35.2 million in the prior year period, reflecting a year-over-year decrease of $6.9 million, or 20%. Approximately $3.5 million of the decrease was attributable to the playboy.com e-commerce business no longer being operated by the Company in 2024, which was in addition to a $5.5 million decline in licensing revenue attributable to the termination of two China licensees in late 2023. These declines were partially offset by higher revenue from Honey Birdette and the Company’s creator platform.

Direct-to-consumer revenue from continuing operations declined $2.0 million, or 10%, year-over-year to $18.7 million. Revenues from playboy.com e-commerce declined by $3.5 million, as the Company transitioned it from an owned-and-operated model to a licensing model, while revenue from Honey Birdette increased by $1.5 million, or 8% year-over-year, to $18.7 million from $17.3 million.

Licensing revenue declined $5.6 million, or 58%, year-over-year to $4.1 million. The decrease is primarily attributable to China and the termination of two of the Company’s three largest licensing agreements in late 2023, which management believes the new license agreements will begin to remedy in future periods.

Digital subscriptions and content revenue increased 16%, to $5.5 million from $4.7 million in the prior year period. An increase in creator platform revenue more than offset declines in legacy media.

Net loss from continuing operations was $16.4 million, an improvement of $19.9 million from a net loss from continuing operations of $36.3 million in the prior year period, as the Company significantly cut costs and expenses.

Total net loss was $16.4 million, an improvement of $21.2 million from a total net loss of $37.7 million in the first quarter of 2023.

Adjusted EBITDA loss was $2.5 million, an improvement of $7.1 million from a $9.7 million adjusted EBITDA loss during the prior year period. This reflects growth in Honey Birdette and digital, as well as the Company’s cost-cutting initiatives.

The Company ended the first quarter with approximately $19.0 million in cash and cash equivalents. Cash associated with the new licensing agreements in China will largely be received by the Company in future periods.

Webcast Details
The Company will host a webcast at 5:00 p.m. Eastern Time today to discuss the first quarter 2024 financial results. Participants may access the live webcast on the events section of the PLBY Group, Inc. Investor Relations website at https://www.plbygroup.com/investors/events-and-presentations.

About PLBY Group, Inc.
PLBY Group, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars in global consumer spending, with products and content available in approximately 180 countries. PLBY Group’s mission—to create a culture where all people can pursue pleasure—builds upon over 70 years of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at http://www.plbygroup.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, commercialization of digital assets, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company’s ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in the Company’s estimates of cash flows and the fair value of certain of its intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s ability to comply with the terms of its indebtedness and other obligations; (12) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (13) other risks and uncertainties indicated from time to time in the Company’s annual report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: FNK IR – Rob Fink / Matt Chesler, CFA – investors@plbygroup.com
Media: press@plbygroup.com

PLBY Group, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Net revenues	$28,319	$35,203
Costs and expenses:
Cost of sales	(12,507)	(21,777)
Selling and administrative expenses	(22,312)	(41,405)
Impairments	(2,417)	—
Total costs and expenses	(37,236)	(63,182)
Operating loss	(8,917)	(27,979)
Nonoperating (expense) income:
Interest expense	(6,427)	(5,209)
Loss on extinguishment of debt	—	(1,848)
Fair value remeasurement loss	—	(3,018)
Other (expense) income, net	(50)	76
Total nonoperating expense	(6,477)	(9,999)
Loss from continuing operations before income taxes	(15,394)	(37,978)
(Expense) benefit from income taxes	(1,053)	1,670
Net loss from continuing operations	(16,447)	(36,308)
Loss from discontinued operations, net of tax	—	(1,372)
Net loss	(16,447)	(37,680)
Net loss attributable to PLBY Group, Inc.	$(16,447)	$(37,680)
Net loss per share from continuing operations, basic and diluted	$(0.23)	$(0.56)
Net loss per share from discontinued operations, basic and diluted	$—	$(0.02)
Net loss per share, basic and diluted	$(0.23)	$(0.58)
Weighted-average shares used in computing net loss per share, basic and diluted	72,677,664	65,159,156

EBITDA Reconciliation
This release presents the financial measure earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and “Adjusted EBITDA”, which are not financial measures under the accounting principles generally accepted in the United States of America (“GAAP”). “EBITDA” is defined as net income or loss before interest, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by Company management. Adjusted EBITDA is intended as a supplemental measure of the Company’s performance that is neither required by, nor presented in accordance with, GAAP. The Company believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities and non-recurring non-cash impairments, asset write-downs and inventory reserve charges, the Company typically adjusts for non-operating expenses and income, such as non-recurring special projects, including the implementation of internal controls, non-recurring gain or loss on the sale of assets, expenses associated with financing activities, and reorganization and severance expenses that result from the elimination or rightsizing of specific business activities or operations.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net (loss) income to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles the Company’s net loss to EBITDA and Adjusted EBITDA:

GAAP Net Loss to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended March 31,
	2024	2023
Net loss	$(16,447)	$(37,680)
Adjusted for:
Loss from discontinued operations, net of tax	—	(1,372)
Net loss from continuing operations	(16,447)	(36,308)
Adjusted for:
Interest expense	6,427	5,209
Loss on extinguishment of debt	—	1,848
Expense (benefit) from income taxes	1,053	(1,670)
Depreciation and amortization	1,800	1,689
EBITDA	(7,167)	(29,232)
Adjusted for:
Stock-based compensation	1,834	5,219
Impairments	2,417	—
Inventory reserve charges	—	3,637
Write-down of capitalized software	—	4,632
Adjustments	367	3,028
Mandatorily redeemable preferred stock fair value remeasurement	—	3,018
Adjusted EBITDA	$(2,549)	$(9,698)